                                                                  EXHIBIT 10.24


                                     IMAGEK
                         "Going Digital is a Snap"(TM)

                                                                  March 26, 1999

Mr. Itzhak Sapir
19 Hickory
Irvine, California 92614

         This letter will confirm our discussions about an adjustment in your royalty payments and stock option compensation at Imagek. Imagek will continue its obligations under the License Agreement between you and Irvine Sensors Corporation, effective October 7, 1997, with the adjustment that the royalty payments will comprise 1.5% of all e-film sales, and that Imagek will grant you options to purchase 275,000 shares of Imagek stock, exercisable immediately, at a price of $1.00 per share. This agreement will be memorialized in an amendment to the License Agreement to be signed by you and the company.

         You will continue to serve as the Senior Engineer - Mechanical at the company. In recognition of your continuing service to the company, Imagek will grant you options to purchase an additional 25,000 shares of Common Stock, at an exercise price of $1.00 per share. These options shall vest and be exercisable on September 30, 1999. In addition, as an employee of the company you will be eligible to receive additional options at the board's discretion, and participate in bonus plans, if any.

         Until a separate supplemental compensation package is established by Imagek, you will continue to receive the standard package of Irvine Sensors Corporation employee benefits, which includes paid group medical, dental, and life insurance, as outlined in your employment offer letter of September 23, 1998.

         Itzhak, we are very pleased to have you part of the Imagek team and believe that this will be a mutually rewarding and beneficial relationship.


                                             Best regards,


                                             /s/ Robert Webber

                                             Robert Webber
                                             President & CEO

AGREED:

/s/ I. Sapir
-----------------------------
Itzhak Sapir